U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

FORM 5

OMB APPROVAL
OMB Number:         3235-0362
Expires:       April 30, 1997
Estimated average burden hours per response...1.0

-----Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue.
See Instruction 1(b).

-----Form 3 Holdings Reported

-----Form 4 Transactions Reported


Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1.   Name and Address of Reporting Person
     SHEAHAN, DONALD E.
     -----------------------------------------------------------
     (Last)    (First)   (Middle)
     530 BUCK AVE.
     -----------------------------------------------------------
     (Street)
     VACAVILLE, CA 95688
     -----------------------------------------------------------
     (City)(State)(Zip)

2.   Issuer Name and Ticker or Trading Symbol
     CALIFORNIA COMMUNITY BANCSHARES CORPORATION ("CCBC")
     -----------------------------------------------------------

3.   IRS or Social Security Number of Reporting Person
     (Voluntary)
     N.A.
     -----------------------------------------------------------

4.   Statement for Month / Year
     FISCAL YEAR ENDING DECEMBER 31, 1996
     -----------------------------------------------------------

5.   If Amendment, Date of Original
     N.A.
     -----------------------------------------------------------

6.   Relationship of Reporting Person to
     Issuer(Check all applicable)

     XX  Director                          10% Owner
     ---                                ---
        Officer (give title below)         Other (specify below)
     ---                                ---

     -----------------------------------------------------------

Table I - Non-Derivative Securities Acquired, Disposed of, or
          Beneficially Owned

1.   Title of Security(Instr. 3)
     DONALD E. SHEAHAN & PATRICIA A. SHEAHAN
     TTEE'S FBO DONALD & PATRICIA SHEAHAN
     FAMILY TRUST DTD 10/22/91
     -----------------------------------------------------------
     DEAN WHITTER FBO DONALD SHEAHAN
     -----------------------------------------------------------

2.   Transaction Date (Month / Day / Year)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------

3.   Transaction Code (Instr. 8)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------

4.   Securities Acquired (A) or Disposed of (D)
     (Instr. 3,4 and 5)
     Amount:   N.A.      (A) or (D): N.A.    Price: N.A.
     -----------------------------------------------------------
     Amount:   N.A.      (A) or (D): N.A.    Price: N.A.
     -----------------------------------------------------------

5.   Amount of Securities Beneficially Owned at
     Issuer's Fiscal Year (Instr 3 & 4)
     17,510
     -----------------------------------------------------------
      5,145
     -----------------------------------------------------------

6.   Ownership Form: Direct (D) or Indirect (I)(Instr. 4)
     I
     -----------------------------------------------------------
     D
     -----------------------------------------------------------

7.   Nature of Indirect Beneficial Ownership (Instr. 4)
     FAMILY TRUST
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------

Reminder:
Report on a separate line for each class of securities beneficially owned directly or indirectly.
(Over)
(Print or Type Responses)
SEC 2270 (3/91)


FORM 5 (continued)

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1    Title of Derivative Security (Instr. 3)
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
     OPTION TO PURCHASE COMMON STOCK
     -----------------------------------------------------------
2    Conversion or Exercise Price of Derivative Security
     $8.8797
     -----------------------------------------------------------
     $10.7062
     -----------------------------------------------------------
     $11.17
     -----------------------------------------------------------
     $10.75
     -----------------------------------------------------------
     $14.00
     -----------------------------------------------------------
     $13.75
     -----------------------------------------------------------
     $14.25
     -----------------------------------------------------------
3    Transaction Date (Month / Day / Year)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
4    Transaction Code (Instr. 8)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
5    Number of Derivative Securities Acquired (A) or
     Disposed of (D) (Instr. 3, 4, and 5)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
6    Date Exercisable and Expiration Date (Month/Day/Year)
     Date Exercisable:   11-21-91  Expiration Date:    11-21-99
     -----------------------------------------------------------
     Date Exercisable:   5-29-93   Expiration Date:    5-29-00
     -----------------------------------------------------------
     Date Exercisable:   5-25-96   Expiration Date:    5-25-03
     -----------------------------------------------------------
     Date Exercisable:   6-21-95   Expiration Date:    12-21-03
     -----------------------------------------------------------
     Date Exercisable:   5-17-96   Expiration Date:    5-17-04
     -----------------------------------------------------------
     Date Exercisable:   5-16-96   Expiration Date:    5-16-05
     -----------------------------------------------------------
     Date Exercisable:   5-21-96   Expiration Date:    5-16-06
     -----------------------------------------------------------
7    Title and Amount of Underlying Security (Instr. 3 and 4)
     Title:    Common Stock   Amount or Number of Shares:   2,928
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   2,662
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   250
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   2,000
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   188
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   125
     -----------------------------------------------------------
     Title:    Common Stock   Amount or Number of Shares:   63
     -----------------------------------------------------------
8    Price of Derivative Security (Instr. 5)
     $8.8797
     -----------------------------------------------------------
     $10.7062
     -----------------------------------------------------------
     $11.17
     -----------------------------------------------------------
     $10.75
     -----------------------------------------------------------
     $14.00
     -----------------------------------------------------------
     $13.75
     -----------------------------------------------------------
     $14.25
     -----------------------------------------------------------
9    Number of Derivative Securities Beneficially Owned at
     End of Year (Instr. 4)
     2,928
     -----------------------------------------------------------
     2,662
     -----------------------------------------------------------
     250
     -----------------------------------------------------------
     2,000
     -----------------------------------------------------------
     188
     -----------------------------------------------------------
     125
     -----------------------------------------------------------
     63
     -----------------------------------------------------------
10   Ownership of Derivative Security:
     Direct (D) or Indirect (I) (Instr. 4)
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
     D
     -----------------------------------------------------------
11   Nature of Indirect Beneficial Ownership (Instr. 4)
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------
     N.A.
     -----------------------------------------------------------

Explanation of Responses:

     /S/ DONALD E. SHEAHAN               FEBRUARY 13, 1997
     -----------------------------------------------------------
     ** Signature of Reporting Person             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:   File three copies of this Form, one of which must be
manually signed.  If space provided is insufficient, See
Instruction 6 for procedure.

Page 2
SEC 2270 (3/91)